EXHIBIT 15.7

FORM OF BENEFICIAL OWNER ELECTION FORM

REAL GOODS SOLAR, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase shares of Series 1 Preferred Stock of Real Goods Solar, Inc., a Colorado corporation, at a subscription price of $10 per share of Series 1 Preferred Stock, subject to proration and, if applicable, the 10% restriction described in the offering circular.

This will instruct you whether to exercise rights to purchase shares of Series 1 Preferred Stock distributed with respect to (i) the shares of Class A common stock and (ii) the warrants exercisable for shares of Class A common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the offering circular and the related “Instructions as to Use of Real Goods Solar, Inc. Subscription Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. [  ] Please DO NOT EXERCISE RIGHTS for shares of Series 1 Preferred Stock.

Box 2. [  ] Please EXERCISE RIGHTS for shares of Series 1 Preferred Stock as set forth below:

	Shares of Series 1 Preferred Stock		Subscription Price			Payment
Basic Subscription Privilege	_____	x	$10	=	$	_________ (Line 1)
Over-Subscription Privilege	_____	x	$10	=	$	_________ (Line 2)
Total Payment Required					$	_________ (Sum of Lines 1 and 2)

Box 3. [  ] Payment in the following amount is enclosed: $_____

Box 4. [  ] Please deduct payment of $_____ from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the total payment specified above.)

Type of Account ___________________________

Account No. ___________________________

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

●	irrevocably elect to purchase the shares of Series 1 Preferred Stock indicated above upon the terms and conditions specified in the offering circular; and

●	agree that if I (we) fail to pay for the shares of Series 1 Preferred Stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name of Beneficial Owner(s):

Signature of Beneficial Owners(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including zip code):

Telephone Number: